CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement No. 333-286618 on Form S-1 of our report dated March 31, 2026, relating to the statutory-basis financial statements of Empower Annuity Insurance Company of America. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
April 22, 2026